UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2020

Super League Gaming, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-38819	47-1990734
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2912 Colorado Avenue, Suite #203 Santa Monica, California 90404
(Address of principal executive offices)
(802) 294-2754
(Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SLGG	Nasdaq Capital Market

Item 8.01. Other Events.

As previously disclosed, Super League Gaming, Inc. (the “Company”) entered into an Underwriting Agreement on August 26, 2020 (the “Agreement”) with National Securities Corporation, as representatives of the underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company sold a total of 4,540,541 shares (the “Shares”) of its Common Stock, par value $0.001 (“Common Stock”), at a public offering price of $1.85 per share, resulting in gross proceeds to the Company of approximately $8.4 million (the “Public Offering”). Pursuant to the Agreement, the Company also granted the Underwriters a 30-day over-allotment option (the “Option”) to purchase up to an additional 681,081 Shares (the “Option Shares”) at the same public offering price per share, less discounts and commissions.

On September 15, 2020, the Company received a notice that the Underwriters intended to exercise the Option with respect to 448,440 Option Shares, resulting in gross proceeds to the Company of an additional $829,614. The closing of the purchase of the Option Shares occurred on September 16, 2020.

The Company intends to use the net proceeds from the sale of the Option Shares for working capital and general corporate purposes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Super League Gaming, Inc.

Date: September 17, 2020	By:	/s/ Clayton Haynes
Clayton Haynes Chief Financial Officer